EXHIBIT 99.1

YOUNG BROADCASTING INC. SIGNS DEFINITIVE AGREEMENT TO SELL ASSETS OF WTVO-TV TO MISSION BROADCASTING FOR $20.75 MILLION

NEW YORK — (BUSINESS WIRE)—Oct. 5, 2004 — Young Broadcasting Inc. (“YBI”) (NASDAQ:YBTVA - News) today announced that it has signed a definitive purchase agreement to sell the assets of WTVO-TV (ABC Affiliate), Rockford, IL, to Mission Broadcasting, Inc. for $20.75 million. The announcement was jointly made by Vincent Young, YBI Chairman and David Smith, President of Mission Broadcasting.

Under terms of the agreement, a portion of the transaction will close on November 1 and the balance is subject to regulatory approval. YBI intends to use the proceeds of the sale for its ongoing television activities.

Mr. Young stated, “The price paid for this station, approximately 20 times historical station cash flow, clearly demonstrates the value of television stations with strong local programming commitments regardless of market size. WTVO has been an integral part of Young Broadcasting for over 16 years, but the transaction announced today is clearly in the best interests of our shareholders. We are confident that Mission will continue to build on the station’s success and wish them well in the future.”

“We are very excited about the acquisition of WTVO-TV,” said Mr. Smith. “We are looking forward to working with the talented staff at WTVO in serving the Rockford market and surrounding communities, while enhancing the station’s competitiveness and future profitability.”

Wachovia Securities represented Young Broadcasting in the transaction.

Upon completion of the sale, Young Broadcasting will own ten television stations and the national television representation firm Adam Young Inc. Five stations are affiliated with the ABC Television Network (WKRN-TV, Nashville, TN, WTEN-TV, Albany, NY, WRIC-TV, Richmond, VA, WATE-TV, Knoxville, TN and WBAY-TV, Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV, Lansing, MI, KLFY-TV, Lafayette, LA and KELO-TV, Sioux Falls, SD) and one affiliated with the NBC Television Network KWQC-TV, Davenport, IA). KRON-TV, San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in the market. The company also operates a separate UPN Network station using its digital broadcast facilities in Sioux Falls, SD.

When pending transactions are completed, Mission Broadcasting, Inc. will own 15 television stations in 13 markets in the states of Illinois, Indiana, Missouri, Montana, New York, Pennsylvania and Texas. The group includes affiliates of the ABC, CBS, NBC, FOX and UPN television networks.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Commission Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2003, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors.

Contact:

Young Broadcasting Inc.

Vincent Young or James Morgan, 212-754-7070

or

The Lippin Group

Don Ciaramella, 212-986-7080

Source: Young Broadcasting Inc.